UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: APRIL 4, 2003

AMERICAN CRYSTAL SUGAR COMPANY
(Exact name of registrant as specified in its charter)

Minnesota	33-83868; 333-11693; and 333-32251	84-0004720
(State or other jurisdiction of Incorporation)	(Commission) File Number)	(I.R.S. Employer Identification No.)

101 NORTH THIRD STREET MOORHEAD, MN 56560	(218) 236-4400
(Address of principal executive offices)	(Registrant’s telephone number)

Item  9

American Crystal Sugar Company (the “Company”) has announced at various meetings with shareholders that the imposition of sugar marketing allocations under the 2002 Farm Bill will likely result in significant sugarbeet acreage fluctuations from year to year for the Company’s shareholders.  Historically, the Company has established the planting levels at approximately one acre of sugarbeets for each share of Preferred Stock owned by the shareholders, resulting in aggregate plantings of approximately 500,000 acres of sugarbeets.  The Company has advised its shareholders that future planting levels could vary significantly from year to year in order to reflect available marketing allocations, prior crop production, current and expected growing conditions, beginning of year and projected end of year inventory levels, and other factors that could affect processing and marketing capacity.  The Company also advised its shareholders that the current working assumption as to annual planting levels beginning with the 2004 crop is an aggregate of 480,000 acres of sugarbeets, subject to potentially significant variations to reflect the factors summarized above.

The Company previously announced that the planting level for the 2003 sugarbeet crop would be one acre of sugarbeets for each share of Preferred Stock with a permitted under-plant tolerance of up to two percent.  The Company believes this will result in sugarbeet plantings of approximately 500,000 acres for the 2003 crop.  The actual authorized number of acres and the planting levels for future crop years will be established each year by resolution by the Board of Directors, and will likely differ from the estimates set forth herein.  Furthermore, the planting level established by the Board of Directors will remain subject to change throughout a crop year to reflect changes in crop conditions and the sugar marketing environment.

This report contains forward-looking statements and information based upon assumptions by the Company’s management.  These forward-looking statements can be identified by the use of forward-looking terminology such as “expects”, “believes”, “will” or similar verbs or expressions.  If any of management’s assumptions prove incorrect or should unanticipated circumstances arise, the Company’s actual results could materially differ from those anticipated by such forward-looking statements.  The differences could be caused by a number of factors or combination of factors, including, but not limited to, those factors influencing the Company and its business which are described in  “Important Factors” section contained in the Company’s Annual Report on Form 10-K for fiscal year 2002.  Readers are urged to consider these factors when evaluating any forward-looking statement.  The Company undertakes no obligation to update any forward-looking statements in this report to reflect future events or developments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN CRYSTAL SUGAR COMPANY

Dated: April 4, 2003		/s/ Brian Ingulsrud
	By:	Brian Ingulsrud
	Its:	Corporate Controller and Chief Accounting Officer